Exhibit 99.1
Selected Financial Data
     The following tables set forth our selected consolidated financial data for the periods indicated and are qualified by reference to, and should be read in conjunction with our Consolidated Financial Statements and the Notes thereto, which are included elsewhere in this filing, especially Notes 3 and 4 as they relate to our business combinations, significant asset acquisitions and dispositions, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” which is also included elsewhere in this filing. The financial data as of December 31, 2007, 2006, 2005, 2004 and 2003 and for each of the years then ended have been derived from our Consolidated Financial Statements. The selected consolidated financial data as of December 31, 2007, 2006, 2005, 2004 and 2003 and for each of the years then ended have been prepared in accordance with accounting principles generally accepted in the United States.

	For Each of the Years Ended December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Statement of Operations and Cash Flow Data:
Revenue	$461,447	$362,672	$327,163	$266,292	$124,985
Income (loss) from operations	40,813	13,272	8,919	6,039	(4,888)
Net loss from continuing operations	(14,303)	(49,530)	(51,596)	(49,259)	(22,740)
Net income (loss) from discontinued operations net of income tax provision of nil, $652, $852, $574 and nil for the years ended December 31, 2007, 2006, 2005, 2004 and 2003 respectively	2,796	999	1,306	880	(158)
Loss on sale of discontinued operations	(11,607)	—	—	—	—
Loss before cumulative effect of change in accounting principle	(23,114)	(48,531)	(50,290)	(48,379)	(22,898)
Cumulative effect of change in accounting principle	—	—	—	225	518
Net loss	(23,114)	(48,531)	(50,290)	(48,154)	(22,380)
Net loss attributable to common shareholders	(23,114)	(48,531)	(50,290)	(48,154)	(76,952)
Loss per share, basic and diluted — continuing operations	(0.31)	(1.40)	(1.57)	(1.67)	(5.97)
Income (loss) per share, basic and diluted — discontinued operations	(0.19)	0.03	0.04	0.03	(0.02)
Basic and diluted loss per share before cumulative effect of change in accounting principle	(0.50)	(1.37)	(1.53)	(1.64)	(5.99)
Cumulative effect of change in accounting principle	—	—	—	0.01	0.04
Loss per share — basic and diluted	$(0.50)	$(1.37)	$(1.53)	$(1.63)	$(5.95)
Weighted average common shares outstanding - basic and diluted	46,007	35,354	32,880	29,410	12,927
Cash flows from operating activities of continuing operations	$54,677	$26,668	$14,372	$24,240	$10,024
Capital expenditures for continuing operations	57,557	39,747	25,455	24,673	22,106

Average exchange rate C$ to US$	$0.9303	$0.8817	$0.8255	$0.7699	$0.7160

	As of December 31,
	2007	2006	2005	2004	2003
	(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$20,706	$8,532	$8,885	$8,473	$21,048
Property, equipment and landfill sites, net	383,049	322,574	219,202	220,708	177,487
Goodwill and other intangible assets, net	397,766	323,939	281,287	278,869	154,190
Total assets	938,488	865,063	728,389	720,583	470,998
Total debt and capital lease obligations (exclusive of cumulative mandatorily redeemable Preferred Stock)	445,539	410,353	286,669	278,363	177,449
Cumulative mandatorily redeemable Preferred Stock	—	—	84,971	64,971	48,205
Total shareholders’ equity	$350,595	$339,357	$264,491	$298,776	$201,117

Year end exchange rate C$ to US$	$1.0088	$0.8581	$0.8598	$0.8319	$0.7713

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